Exhibit 21

                               G&L Realty Corp.
                             List of Subsidiaries
                               October 31, 1999


1.   G&L Hampden, Inc., a Delaware corporation
2.   G&L Hampden, LLC a Delaware limited liability company
3.   G&L Realty Partnership, L.P., a Delaware limited partnership
4.   G&L Realty Financing II, Inc., a Delaware corporation
5.   G&L Realty Financing Partnership II, L.P., a Delaware limited partnership
6.   G&L Medical, Inc., a Delaware corporation
7.   G&L Gardens, LLC, an Arizona limited liability company
8.   G&L Management Delaware Corp., a Delaware corporation
9.   G&L Senior Care, Inc., a Delaware corporation
10.  G&L Medical Partnership, L.P., a Delaware limited partnership
11.  GLN Capital Co. LLC, a Delaware limited liability company
12.  GL/PHP, LLC a Delaware limited liability company
13.  Theme World, L.P., a New Jersey limited partnership
14.  Valley Convalescent, LLC, a California limited liability company
15.  435 N. Roxbury Drive, Ltd., a California limited partnership
16.  G&L - Grabel San Pedro, LLC
17.  G&L Burbank, LLC
18.  G&L Burbank Managers Corp., a California corporation
19.  G&L Holy Cross, LLC
20.  G&L Holy Cross Managers Corp., a California corporation
21.  G&L Tustin, LLC
22.  G&L Tustin Managers Corp., a California corporation
23.  G&L Valencia, LLC
24.  G&L Penasquitos, LLC
25.  G&L Penasquitos, Inc.
26.  GLH Pacific Gardens, LLC
27.  GLH Pacific Gardens Corp., a California corporation
28.  G&L Hoquiam, LLC
29.  G&L Lyon, LLC
30.  G&L Coronado (1998), LLC
31.  G&L Parsons on Eagle Run, LLC
32.  G&L Parsons on Eagle Run, Inc.
33.  GLR/Yorba Linda, LLC
34.  Lakeview Associates, LLC